 EXHIBIT 4.2

LINE OF CREDIT AGREEMENT

$300,000	Safety Harbor, FL

This Line of Credit Agreement (“Agreement”) is made effective as of August 27, 2024 (the “Effective Date”) by and between Healthy Lifestyle USA, LLC, a Florida limited liability company, with an address at: PO Box 24925, Tampa, FL 33623-4925 (“Company”), and MedWell Direct, LLC, a Nevada limited liability company, having offices at 125 5th Avenue North, Safety Harbor, FL 34695, or its successors and permitted assigns (“Lender”).

WHEREAS, the Company is interested in borrowing money from the Lender to be used  for pay-per-click advertising (“PPC”);

WHEREAS, the Lender is interested in loaning the Company money to be used for PPC;

WHEREAS, the loan amount may be increased based on the repayment of the outstanding balance of the loan and achieving a certain cost to acquire a customer (“CPA”);

NOW, THEREFORE, the parties agree to the following terms and conditions of this Agreement:

1. Line Proceeds. On the Effective Date, the Lender agrees to loan the Company $100,000 to be used exclusively for PPC.

2. Increase(s) in Line. (a) If the Company repays the $100,000 loan amount and achieves a CPA of $225.00 (not including marketing admin fees/commissions), the Lender shall lend the Company $200,000 to be used exclusively for PPC. (b) If the Company repays the $200,000 loan amount and achieves a CPA of $225, the Lender shall lend the Company $300,000 to be used exclusively for PPC.

3. Interest. The principal amount of this loan shall bear interest at 0.00% per annum.

4. Payment of Principal/Maturity Date and Interest. The principal amount of this loan shall be due and payable in full on or before the six (6) month anniversary of the Effective Date.

5. Prepayment. The Maker may prepay any portion of the principal balance of this Agreement at any time without penalty.

6. Priority Payment over Distributions. The Company shall not make any distributions to its members until this loan is paid in full.

7. Default. Each of the following shall constitute an event of default (“Event of Default”) under this Agreement: (a) The Maker fails to pay when due (whether by acceleration or otherwise), and such default continues for a period of five (5) days; (b) The Company makes or attempts to make a distribution to its Members in violation of Section 6 of this Agreement.

8. Remedies. Upon the occurrence of any Event of Default, the Lender may, without notice or demand to the Maker, exercise any or all of the following remedies: (a) Declare all unpaid principal owing under this Agreement to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment, or further notice of any kind; or (b) Proceed to enforce such other and additional rights and remedies as the Lender may have as provided by applicable law.

9. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (excluding the choice of law principles) of the State of Florida.

10. Waiver. No failure to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof. Nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

11. Savings Clause. Notwithstanding any provision contained in this Agreement, the Lender shall not be entitled to receive, collect, or apply as interest on this Agreement any amount in excess of the highest lawful rate permissible under any applicable law. If the Lender ever receives, collects, or applies as interest any such excess, the amount that would be excessive interest shall be deemed a partial payment of principal and treated as such. If the principal balance of this Agreement is paid in full, any remaining excess shall promptly be paid to the Maker.

12. Amendment. This Agreement may be amended or modified only upon the written consent of both the Lender and the Maker. Any amendment must specifically state the provision or provisions to be amended and the manner in which such provision or provisions are to be amended.

13. Entire Agreement. This Agreement constitutes the entire agreement of the Maker and the Lender with respect to the subject matter hereof and supersedes all other prior arrangements, understandings, statements, representations, and warranties, expressed or implied. No oral statements or prior written statements not contained in this Agreement shall have any force or effect.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.

15. Assignment. This Agreement may not be assigned and/or transferred in whole or in part by the Maker without the prior written consent of the Lender, which consent shall be in the Lender’s sole and absolute discretion. This Agreement may be assigned and/or transferred in whole or in part by the Lender at any time. The obligations of the Maker hereunder shall bind his heirs and permitted assigns, and all rights, benefits, and privileges conferred on the Lender by this Agreement shall be and hereby are extended to, conferred upon, and may be enforced by, the successors and assigns of the Lender.

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IN WITNESS WHEREOF, the Maker has executed this Agreement as of the date first above written.

HEALTHY LIFESTYLE USA, LLC,

a Florida limited liability company

/s/ Joseph Rosati
By: Joseph Rosati
Title: Member Manager

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